Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS SECOND QUARTER 2008 RESULTS

FRANKLIN, Mass., August 6, 2008 — PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and six month periods ended June 30, 2008.

Second quarter 2008 total revenues were $1,310,000 compared with $1,932,000 in the second quarter of 2007. The net loss for the second quarter of 2008 was $671,000, or $0.02 per diluted share, compared to a net loss of $363,000, or $0.01 per diluted share, in the second quarter of 2007.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “As we recently announced, we have elected to defer the onset of our U.S. pivotal trial for RenalGuard™ for the prevention of Contrast-Induced Nephropathy (CIN), but we are moving forward with our limited launch of RenalGuard in Italy as well as continuing our support of the investigator-sponsored clinical trial that is taking place at the Cardiologico Centrino Monzino (CCM)-University of Milan. As we also announced, we are now targeting several additional applications for RenalGuard that are well suited to utilize its automated fluid balancing capabilities, thus demonstrating even greater value to medical institutions from our technology. We hope that by showing broader market applications for RenalGuard, combined with what we expect to be positive clinical data from the Italian study, we will be able to raise the additional funding necessary to complete our U.S. pivotal trial and plan for our U.S. market launch.”

Mr. Tauscher added, “In our TMR business, TMR kit shipments in the second quarter were essentially level with the first quarter of this year, with a slight reduction in U.S. kit shipments to hospitals nearly offset by an increase in international kit shipments.”

During the second quarter of 2008, 382 disposable TMR kits were shipped, consisting of 347 to hospitals in the U.S. by Novadaq Technologies Inc., PLC’s U.S. marketing and distribution partner, in addition to 35 kits shipped internationally by PLC. In comparison, a total of 390 and 454 disposable TMR kits were shipped worldwide during the first quarter of 2008 and the second quarter of 2007, respectively.

Also during the second quarter of 2008, PLC shipped six CO2 Heart Lasers (HL2) to U.S. hospitals through Novadaq, comprised of two new systems and four redeployments, compared to six HL2s shipped in the second quarter of 2007, of which five were new systems and one was a redeployed unit. The majority of the overall revenue decline on a year-over-year basis is attributable to a lower selling price on the mix of systems sold in the second quarter of 2008 compared to the same period in 2007. PLC ended the second quarter of 2008 with 172 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

Six Months’ Results

For the first half of 2008, PLC reported total revenues of $2,478,000 compared to $3,425,000 in the same period in 2007. The net loss for the 2008 first half was $1,433,000, or $0.05 per diluted share, compared to a net loss of $1,049,000, or $0.03 per diluted share, in the first six months of 2007.

Conference Call

PLC Systems will host a conference call today, August 6, 2008, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 543-6411, or internationally, (617) 213-8900, at least ten minutes prior to the start of the call. The passcode is 90750239. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 83035479, from 1:00 p.m. ET on August 6, 2008 through midnight on August 13, 2008.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.

PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. The RenalGuard System consists of a unique, proprietary, closed loop, software-controlled console and accompanying single-use sets that can be used by physicians and nurses to balance patient fluid levels during a variety of medical procedures. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration during medical procedures where creating and maintaining high urine outputs is deemed beneficial to patients.

Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current CCM clinical trial and the planned future U.S. clinical trial for RenalGuard as a safe and effective CIN prevention device may not be completed in a timely fashion if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Annual Report on Form 10-K for the year ended December31, 2007, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, and RenalGuard are trademarks of PLC Systems Inc.

#  #  #

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$1,032	$1,520	$1,838	$2,654
Service fees	278	412	640	771
Total revenues	1,310	1,932	2,478	3,425

Cost of revenues:
Product sales	423	562	643	1,148
Service fees	150	213	335	421
Total cost of revenues	573	775	978	1,569
Gross profit	737	1,157	1,500	1,856

Operating expenses:
Selling, general and administrative	831	1,076	1,801	2,089
Research and development	602	556	1,210	1,047
Total operating expenses	1,433	1,632	3,011	3,136

Loss from operations	(696)	(475)	(1,511)	(1,280)

Other income, net	25	112	78	231
Net loss	$(671)	$(363)	$(1,433)	$(1,049)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.03)

Average shares outstanding:
Basic and diluted	30,330	30,311	30,330	30,311

CONDENSED BALANCE SHEET

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$5,506	$8,060
Total current assets	8,376	10,733
Total assets	8,784	11,200
Total current liabilities	3,248	3,811
Shareholders’ equity	3,617	4,950

# # #